GROWER PACKING & MARKETING AGREEMENT

    THIS GROWER PACKING & MARKETING AGREEMENT (the “Agreement”) is made and entered into as of this 31st day of January, 2023 (the “Effective Date”) by and between LIMONEIRA COMPANY, a Delaware corporation (“Packer”) and PAI CENTURION CITRUS, LLC, a Delaware limited liability company (“Grower”).

A.Grower is a grower of citrus fruit, including lemons.
B.Grower desires to contract for packing services with Packer for its lemon crop on the property described on Exhibit B.
C.Packer has the facilities necessary to pack Grower’s fruit.
D.Packer and Grower desire to define their relationship under this Agreement, pursuant to which Packer will market, pack and ship fruit for Grower consistent with Packer’s custom, practice and by-laws and Grower’s requirements.

COVENANTS

IN CONSIDERATION of the promises and of the mutual covenants herein contained, the parties agree as follows:

1.Grower’s Obligation: Grower hereby agrees to make available to Packer for harvest and delivery to its packing facility or as otherwise directed, at the time or times mutually agreed upon by Grower and Packer, Grower’s assigned crop of citrus fruit as specified on Exhibit B. Violation of the agreement to dedicate the assigned crop of citrus fruit, as so specified on such Exhibit B, shall constitute grounds for Packer to terminate this Agreement with thirty (30) days advance written notice to Grower.

2.Food Safety Requirements:

a.Grower agrees to comply with the Produce Safety Rule under the Food Safety Modernization Act.  Additionally, Grower agrees to provide Packer with food safe certified product by providing a certificate through a third-party certifier. The audit scheme used must meet Global Food Safety Standards (GFSI) as our customer base is worldwide.
b.Packer agrees and warrants that (1) all of Grower’s fruit delivered to Packer from and after the date of delivery shall be handled, packed, stored and shipped in accordance with the Federal Food, Drug and Cosmetic Act and all other applicable federal, state and local food safety regulations for product to be sold in interstate commerce and (ii) Packer is fully compliant with all food safety standards with respect to employee and facility sanitation, water quality control, and pest control. In the event of a claim, inquiry, investigation, recall, or other regulatory action relating to fruit handled by Packer, Packer shall furnish Grower immediate notice and copies of any and all notices, inquires, demands or other materials relating to such action, and relevant records related to any food safety claim which is or may have arisen as a result of handling, packing, storage and shipment by Packer.

c.Grower shall maintain a system to trace forward raw product through harvest contractor harvesting and hauling fruit to the receiving facility and to receive traceback information from the facility handling the fruit. Grower shall be deemed to fully comply with this section 2.c. at any time that Packer or any affiliate of Packer is serving as Grower’s contracted farm manager for the subject fruit.

Grower Packing Agreement 2022 PGIM (1.20.2023)

3.Packer’s Obligation: Packer agrees to harvest, transport, grade, pack, prepare for shipment, market and ship all of said fruit delivered by Grower which shall be suitable for shipment and sale as fresh fruit, and to deliver the balance thereof for utilization or disposition to the applicable byproduct’s facilities selected by Packer. In performing its duties hereunder, Packer shall be acting as Grower’s agent and shall not be deemed to have title to any of Grower’s fruit. Packer’s liability with respect to any loss of /or damage to Grower’s fruit shall be limited to liability arising out of Packer’s negligence or willful misconduct following receipt thereof at the Packer’s facility.

4.Cost to Grower: Grower agrees to pay Packer its actual costs incurred in fulfilling Packer’s obligations under this Agreement, in accordance with its current schedule of charges, which shall be provided to Grower upon execution of this Agreement and otherwise made available to Grower at least 45 days prior to the coming harvest; provided that Packer shall be obligated to provide notice to Grower of any changes in charges made (i) after the Grower’s deadline to terminate the renewal of this Contract for a subsequent crop year as provided herein, or (ii) for each crop year during the initial multi-year term commitment; and further provided that if the changes of any such charges are increased more than 5% from the amount in effect at such deadline (or prior year), Grower shall have the right, within 30 days of receipt thereof to terminate this contract as to subsequent crop years. Such costs shall include the costs of Products Liability Insurance covering Packer and Grower with such coverage as Packer deems prudent. Further, Packer agrees and warrants that the charges applied to Grower shall be substantially equivalent to the best pricing Packer provides to its affiliated entities, if any. Grower understands and acknowledges that all statutory compliance shall be the responsibility of Grower.

5.Packer’s Obligation to Return Proceeds: Packer shall account to Grower for the net proceeds of Grower’s fruit, after deduction of Packer’s said costs, including all harvest and delivery charges. In so returning the net proceeds of sale to Grower, Packer is and shall act as Grower’s authorized agent in communication and dealing with purchasers of citrus fruit. Packer is further authorized to apply all monies to which Grower may be entitled to any indebtedness due and owing from Grower to Packer for the charges set forth under this Agreement; or Packer may, at its option, waive its right to apply such monies, and take any other steps for the collection of such indebtedness as may be allowed by law.

6.Pooling: Grower authorizes Packer to pool said citrus fruit with citrus fruit delivered by other growers who are parties to a Packing Agreement with Packer. Said pooling shall be done by variety, region (“district”), time of delivery, duration of pool, commercial or other standard(s) as Packer may provide from time to time, consistent with customary practice of the California-Arizona citrus industry. Packer shall have the full power and authority to amend, change or modify said pooling plan or plans and to establish additional pools; provided that provided that pool pricing and designation shall be comparable to that offered by Packer, for purchases of similar quantities, varieties and quality of fruit offered to its affiliated entities, if any. Packer shall provide the estimated schedule of payments for each pool in which Grower is participating, including from which payments costs and fees shall be deducted, at least 30 days prior to harvest.

7.Initial Term; Termination: This Agreement shall have an initial term of (5) crop years following the Effective Date (delivery of the 2028/29 lemon crop), and shall automatically be renewed for consecutive one crop year terms unless and until either Grower or Packer terminate this Agreement no later than July 1 of the then current term (for the initial term, no later than July 1, 2028) to be effective for the subsequent crop year by written notice to the other. Notwithstanding the foregoing, the payment of any amounts which are owed by either party to the other under the terms hereof shall survive the termination of the Agreement.

Grower Packing Agreement 2022 PGIM (1.20.2023)

8.Initial Term Benchmark. For the Initial Term only, Packer shall utilizes its best efforts to cause a net return to Grower for all lemons delivered to Packer in an amount equal to or greater than the amount Grower would have received had Grower contracted with PORTERVILLE CITRUS, INC., or if the foregoing declines the designated loads as described herein, such other packer designated by Grower and reasonably acceotable to Packer (the “Benchmark Packer”), to pack, sell and market such lemons for the same crop year (the "Benchmark"). Grower shall be allowed to provide two (2) loads from each Ranch (as identified on Exhibit B) for the purposes of establishing the Benchmark, and the determination of sales price and charges shall be made on a size-bysize and like quality basis. By way of example, this comparison would be between Grower's settlement with Packer's sales price and charges versus Grower's projected settlement using Packer's volume for each grade and size with Benchmark Packer's sales price and charges. In the event that the final net proceeds paid by Packer to Grower for any crop year are less than 90% of the Benchmark, then Grower shall provide written notice to Packer of thereof. Thereafter, if in any crop year during the Initial Term the final net proceeds paid by Packer to Grower are again less than 90% of the Benchmark, Grower shall have the right to terminate this Agreement as to successive crop years with 30 days prior notice to Packer.

9.Force Majeure: Neither Packer nor Grower shall be liable to the other for any failure or delay to perform any of its non-monetary obligations under this Agreement, caused by events beyond its reasonable control, including, but not limited to, fire, storm, flood, freeze, hail, adverse weather conditions, drought, earthquake, epidemics, labor disputes, strikes, lockouts, riots, civil commotion, acts of war, acts of terrorism, acts of God, failure of transportation or delivery facilities, shortage of energy sources, power shortages or outages, water shortages, chemical or hazardous materials contamination, shortage of raw materials or supplies, legal process, law, regulation, or other governmental action of any kind (including, but not limited to, restrictions, priorities, embargoes, rationing, quarantine, or other regulation).

10.Integrated Agreement: This contract supersedes all previous representation or agreements and no changes or modifications of its terms can be made, unless first reduced to a writing and signed by the parties to be bound thereby.

11.Regulatory Compliance: Packer shall conduct its fruit packing operations in strict compliance with the California Department of Food and Agriculture Rules for Licensed Fruit Packers.

12.Legal Fees. In the event of the bringing of any action or suit by either party against the other party by reason of any breach of any of the covenants, conditions, agreements or provisions on the part of the other party arising out of this Agreement, the party in whose favor final judgment shall be entered shall be entitled to have and recover from the other party all costs and expenses of suit, including reasonable attorneys’ fees (or, in the event of any action to enforce this Agreement, the prevailing party shall be entitled to recover all of its costs and expenses of the action, including reasonable attorneys’ fees), as determined by a court of competent jurisdiction.

13.Miscellaneous.

A.Notices. All notices or other communication provided for under this Agreement shall be in writing, and shall be delivered personally, sent by reputable overnight mail equivalent carrier, or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the person to receive such notice or communication at the following address and shall be effective upon receipt or refusal to accept delivery. Any such notice or other communication so delivered shall be addressed to the packer as shown below and to the grower’s “mailing address” as listed on Exhibit A attached

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hereto and be served at the address of such party as set forth on Exhibit B. Notice of change of address shall be given by written notice in the manner set forth in this subsection

PACKER:
Limoneira Company
1141 Cummings Road
Santa Paula, CA 93060
Attention: Stewart Lockwood, VP Grower Services

B.Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter of this Agreement and supersedes any prior agreements, understanding or negotiations. No addition or modification of any term or provision shall be effective unless set forth in writing and signed by both Grower and Packer.

C.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument

D.No Waiver. No waiver by a party of any default by the other party under this Agreement shall be implied from any omission or delay by the non-defaulting party to act on account of the default if the default persists or is repeated.

E.Waivers. Any waiver of any term or condition contained in this Agreement must be in writing. Any such express written waiver shall not be construed as a waiver of any subsequent breach of the same term or condition, nor shall it affect any default other than the default expressly made the subject of the waiver. Any such express waiver shall be operative only for the time and to the extent stated in the waiver. The consent or approval by a party to or of any act by the other party shall not be deemed to waive or render unnecessary consent or approval to or of any subsequent act

F.Jurisdiction. Each party hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Ventura, California, in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement, provided such claim is not required to be arbitrated pursuant to Section 13(G). Each party further agrees that personal jurisdiction over him, her or it may be effected by service of process by registered or certified mail addressed as provided in Section 13(A) of this Agreement, and that when so made shall be as if served upon him, her or it personally within the State of California.

G.Jurisdiction of Disputed Matters. Except as otherwise provided in this Agreement, any controversy or dispute arising out of this Agreement, the interpretation of any of the provisions hereof, or the action or inaction of any party hereto shall be submitted to arbitration in Ventura County, California, under the commercial arbitration rules then obtaining of the American Arbitration Association. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any party except (a) an action to complete arbitration pursuant to this Section 10(G) or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 10(G).

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H.Exhibits. All Exhibits attached to this Agreement are incorporated by reference herein and shall be treated as if set forth fully herein. Exhibit A: Grower Information Sheet, and Exhibit B: Ranch Profile Sheet.

I.Relationship of Parties. The parties agree that except as otherwise stated in this Agreement, this Agreement is not intended to create or imply any partnership, joint employment or other employment relationship between the parties with reference to any employees of the Grower, including any agricultural or other employees of contractors employed by Grower

[signature page immediately follows]

Grower Packing Agreement 2022 PGIM (1.20.2023)

IN WITNESS WHEREOF, the parties have caused this agreement to be duly executed as of the Effective Date set forth above.

PAI CENTURION CITRUS, LLC,
a Delaware limited liability company

By: /s/ Fendley Ragland
Name: Fendley Ragland
Its: Vice-President

LIMONEIRA COMPANY,
a Delaware corporation

By: /s/ Harold S. Edwards
Name:  Harold S. Edwards
Its: Chief Executive Officer

By: /s/ Mark Palamountain
Name:  Mark Palamountain
Its: Secretary and Chief Financial Officer

Grower Packing Agreement 2022 PGIM (1.20.2023)